Exhibit 3(i).1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

WPS RESOURCES CORPORATION

        Pursuant to Section 180.1003 of the Wisconsin Business Corporation Law, the undersigned officers of WPS Resources Corporation, a corporation organized and existing under and by virtue of the laws of the State of Wisconsin, do hereby certify

        FIRST: The name of the corporation is WPS RESOURCES CORPORATION (the "Corporation"),

        SECOND: The shareholders of the Corporation have adopted the following amendment to the Restated Articles of Incorporation of the Corporation:

    RESOLVED, that Article 3 of the Restated Articles of Incorporation of WPS Resources Corporation hereby is amended and restated to read as follows:

    The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), consisting of one class only, designated as "Common Stock" with a par value of one dollar ($1) per share.

        THIRD: The foregoing amendment does not provide for an exchange, reclassification or cancellation of issued shares of the Corporation,

        FOURTH: The foregoing amendment was adopted on May 9, 2002,

        FIFTH: The foregoing amendment was adopted in accordance with Section 180.1003 of the Wisconsin Business Corporation law.

        IN WITNESS WHEREOF, these Articles of Amendment are signed by the Chairman, President and Chief Executive Officer and by the Secretary of WPS Resources Corporation, this 9th day of May, 2002.

 /s/ Larry L. Weyers
Larry L. Weyers, Chairman, President and
Chief Executive Officer

 /s/ Barth J. Wolf
Barth J. Wolf, Secretary

This document was drafted by Michael S. Nolan of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.